EXHIBIT 10.2

                              SEPARATION AGREEMENT
                    BETWEEN EXPEDIA, INC. AND CHRIS BELLAIRS



Dear Chris:

      Expedia, Inc., a Washington corporation (the "Company"), and you have agreed to the termination of your employment with the Company upon the following terms and conditions:

      1. You hereby acknowledge and agree that, effective as of August 12, 2005, (the "TERMINATION DATE" or "SEVERANCE DATE"), your employment with the Company is terminated and you hereby resign from all positions you occupy as an officer or director of the Company or any subsidiary or affiliate of the Company.

      2.    (a)   From August 13, 2005 through August 12, 2006 ("Payment
Period"), the Company will (1) pay to you, on the Company's regular payroll dates, gross semi-monthly pay based on an annual base salary amount of $275,000 and (2) pay on your behalf the full premium for you to receive continuation coverage under COBRA from your COBRA eligibility date, PROVIDED that you timely elect COBRA continuation coverage, and subject to all other COBRA requirements. Because your eligibility for COBRA continuation may be affected if you secure other group health plan coverage within this same period, you agree to notify the Company within thirty (30) days of securing any such coverage. During the Payment Period, you agree to use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under this section. If you obtain other employment during the Payment Period, the amount of all payments provided for under this section which have been paid to you shall be refunded to the Company by you in an amount equal to any compensation earned by you as a result of employment with or services provided to another employer during the Payment Period, and all future amounts payable by the Company to you during the Payment Period shall be offset by the amount earned by you from another employer. For purposes of this section, you shall have an obligation to inform the Company regarding your employment status during the Payment Period.

            (b) You are entitled to your vested account balance in the Company's Section 401(k) Plan as of the Termination Date, if any, in accordance with the terms and conditions of such plan. The Company will provide you with a summary of the procedures for all such benefits to be transferred to a private 401(k) plan or individual retirement account to be established by you.


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            (c)   Your short term disability insurance will end on the
Severance Date. Your Long-Term Disability Plan coverage ends on the Severance Date and cannot be converted or continued.

            (d) Your coverage under the Company's group health and dental plans and Group Life and Accidental Death & Dismemberment Insurance, to the extent you currently participate in these plans, ends on the last day of the calendar month of the Severance Date, I.E., August 31, 2005. If you wish to continue your participation and that of your eligible dependents in the Company's group health and dental plans after the coverage ends, and/or if you wish to receive the benefit of the Company-paid COBRA payments in Section 2(b), you may do so under COBRA by completing and returning in a timely manner the election form that will be mailed to you under separate cover.
All Group Life and Accidental Death & Dismemberment Insurance, to the extent you currently participate in these plans, may be converted to individual plans. Information about these options will be forwarded to you under separate cover.

            (e) On or around the date on which the Company pays such bonuses to its employees generally (currently anticipated to be in February
2006), the Company will pay to you a bonus equal to a pro-rated portion (i.e., through August 12, 2005) of 100% of your target 2005 bonus percentage of 60% of gross annual salary (as set forth in paragraph 2 (a) (1) above), such bonus amount calculated to be $104,192, less amounts required to be withheld by the Company under applicable tax laws.

         3. (a) During your employment at the Company, you have been granted restricted stock units pursuant to restricted stock unit agreements (the "RESTRICTED STOCK UNIT AGREEMENTS") under the IAC/InterActiveCorp ("IAC") 1997 Stock and Annual Incentive Plan and the Amended and Restated 2000 Stock and Annual Incentive Plan (collectively the "STOCK PLANS"). You will be entitled to one additional year of vesting (i.e., through August 12, 2006) on the restricted stock unit grants previously made to you under the Stock Plans, as set out below:

             GRANT DATE       ADDITIONAL VESTED RSUs

             5/11/2004        4,310

             2/10/2005        3,768

            (b) With respect to the restricted stock units granted you that are not vested as of the Termination Date (or that will not vest pursuant to paragraph 3(a) above), such units will expire and be cancelled upon the Termination Date and you hereby forfeit such unvested restricted stock units.


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


            (c) You agree that upon the forfeiture described in paragraph 3(b) above you have no rights to or interests in any options, restricted stock units or stock of the Company or IAC under the applicable Restricted Stock Unit Agreements or the Stock Plans (or any successor plan), or otherwise in respect of your employment with the Company.

            (d) Except as expressly provided otherwise in this paragraph 3, all terms of the Restricted Stock Unit Agreements shall remain in full force and effect in accordance with the terms and conditions therein and unchanged and are hereby confirmed in all respects.


      4. The Company shall have the right to deduct from all payments under this Agreement amounts required to be withheld by the Company under applicable tax laws. Tax withholding from the payments provided for in
Section 2(a) and 2(e) above shall be consistent with the withholding done from your salary when you were actively employed. The Company shall also have the right to deduct any personal account balances (including but not limited to travel advances) or other outstanding monies due by you to the Company from the payments to which you may be entitled under this Agreement. As of the date of this Agreement, the Company is not aware of any such personal account balances which are owed to the Company.

      5. The Company shall provide outplacement services for a period of six (6) months beginning September 1, 2005 through a senior executive outplacement provider selected by the Company.

      6.    (a)   For and in consideration of the payments and promises made by the Company and IAC herein and other good and valuable consideration, you and your heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the "RELEASORS") hereby waive, release and forever discharge the Company and IAC and their respective subsidiaries and affiliates, and the Company's and IAC's and their respective subsidiaries' and affiliates' divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their individual and representative capacities (collectively, the "RELEASEES") of and from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever (including attorneys' fees, costs and disbursements actually incurred), in law, admiralty or equity, whether known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may now exist or which may later arise, including without limitation under Title VII of the Civil Rights Act of 1964, as


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amended, 42 U.S.C. ss.2000 ET SEQ.; the Rehabilitation Act of 1973, as amended;
the Fair Labor Standards Act, as amended, 29 U.S.C. ss.201 ET SEQ.; the Age Discrimination in Employment Act, 29 U.S.C. ss.621 ET SEQ.; the Americans With Disabilities Act, 42 U.S.C. ss.1001 ET SEQ. and ss.12,112 ET SEQ.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. ss.1001 ET SEQ.; the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. ss.1981 ET SEQ.; the Washington Law Against Discrimination, RCW 9.60 ET SEQ; the New York State Human Rights Law, N.Y. Exec. Law ss.296 ET SEQ., the New York City Administrative Code; and all other federal, state and local laws, statutes, rules or regulations of any type or description, including contract law, tort law, civil rights laws, express or implied covenants of good faith or fair dealing, and otherwise, regarding employment discrimination or the employment of labor, or otherwise, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees or any of them for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, except as otherwise provided in this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Releasors expressly waive any right or claim for reinstatement of employment, backpay, interest, bonuses, damages, accrued vacation, accrued sick leave, medical, dental, optical or hospitalization benefits, accidental death and dismemberment coverage, long term disability coverage, stock or other interests in the Company, or any affiliate, life insurance benefits, overtime, severance pay and/or attorneys' fees or costs with respect to or derivative of such employment with the Company or the termination thereof or otherwise.

            (b)   Notwithstanding anything to the contrary set forth in this section 6, neither you nor the Company release, waive or discharge the other from (i) any claims to seek to enforce this Agreement or (ii) any claims for indemnification or contribution with respect to any liability (A) incurred by you as a director or officer of the Company or (B) of the Company as a result of any willful misconduct or material breach of fiduciary duties by you.

            (c) For the purpose of implementing a full and complete release and discharge of each party, each party expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims or other matters described in this paragraph 6 that such party does not know or suspect to exist in your favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all such claims or other such matters. The Releasees who are not a party to this Agreement are third party beneficiaries of this Agreement and are entitled to enforce its provisions.

      7. Until the end of the Payment Period, the Company agrees to reimburse the reasonable relocation expenses (which may include the closing costs associated with the


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sale of your home in Seattle) of you and your family's move from Seattle,
Washington to another location, up to a maximum amount of $100,000, provided that you shall not be entitled to the foregoing reimbursement if your new employer provides any relocation benefits to you and your family. The Company shall pay, indemnify and hold you harmless from and against any income or employment taxes imposed on you with respect to the moving expense reimbursement payments received by you, if any, from the Company, including an additional amount to cover any taxes payable by you in connection with your receipt of the amounts payable hereunder (after taking into account any tax benefits realized by you by reason of such payment).

      8. A restricted period ("Restricted Period") shall exist during the twenty-four (24) months from August 13, 2005 through August 12, 2007. During this Restricted Period, you shall not, directly or indirectly, engage in or become associated with a Competitive Activity. For purposes of this
Agreement: (i) a "Competitive Activity" means, as of the Termination Date, any business or other endeavor in any jurisdiction of a kind being conducted by the Company or any of its subsidiaries or affiliates (or demonstrably anticipated by the Company or its subsidiaries or affiliates), including, without limitation, those that are engaged in the provision of any travel related services in any jurisdiction as of the Termination Date (such Company affiliates including, without limitation, Hotels.com, Travelscape, Hotwire, Inc. and TripAdvisor); and (ii) you shall be considered to have become "associated with a Competitive Activity" if you become directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, you may make and retain investments during the Restricted Period, for investment purposes only, in less than five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if you are not otherwise affiliated with such corporation.

      9. You recognize that you possess Confidential Information (as defined below) about other employees, officers, directors, agents, consultants and independent contractors of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries and affiliates. You recognize that such information you possess is not generally known, is of substantial value to the Company and its subsidiaries and affiliates in developing their respective businesses and in securing and retaining customers, and was acquired by you because of your business position with the Company. You agree (i) that, during the Restricted Period, you will not, directly or indirectly, hire or solicit or


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

recruit the employment or services of (i.e., whether as an employee, officer, director, agent, consultant or independent contractor), or encourage to change such person's relationship with the Company or any of its subsidiaries or affiliates, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates PROVIDED, HOWEVER that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates and (ii) that you will not convey any information (whether confidential or otherwise) or trade secrets about any employees, officers, directors, agents, consultants and independent contractors of the Company or any of its subsidiaries or affiliates to any other person.

      10. During the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, do business with any customers of, suppliers (including providers of travel inventory) to, business partners of, business affiliates of, or providers of online travel inventory to, the Company or any of its subsidiaries or affiliates (collectively, "Trade Relationships") on behalf of any entity engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any Trade Relationship to use the services of any competitor of the Company or its subsidiaries or affiliates, or encourage any Trade Relationship to change its relationship with the Company or its subsidiaries or affiliates.

      11. You acknowledge that, during the course of your employment with the Company, you may have developed Confidential Information (as defined below) for the Company, and you may have learned of Confidential Information developed or owned by the Company, IAC or their affiliates or entrusted to the Company, IAC or their affiliates by others. You agree that you will not, directly or indirectly, use any Confidential Information or disclose it to any other person or entity, except as otherwise required by law.

      "Confidential Information" means any and all information relating to the Company or IAC, as the case may be, which is not generally known by the public or others with whom the Company or IAC does (or plans to) compete or do business, as well as comparable information relating to any of the Company's or IAC's subsidiaries or affiliates. Confidential Information includes, but is not limited to, information relating to the terms of this Agreement, as well as customer lists and related information, its products and services, its methods, quality control measures, logistics, its costs, sources of supply, strategic marketing plans, strategic plans, forecasts, sales, profits, pricing methods, tax and accounting positions, personnel information, the terms of business relationships not yet publicly known, intellectual


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

property and the filing or pendency of patent applications. Without limitation, Confidential Information also specifically includes any and all information relating to environmental, health and safety, OSHA or regulatory issues. Confidential Information also includes, but is not limited to, comparable information that the Company or its affiliates may receive or has received belonging to customers, suppliers, consultants and others who do business with the Company, or any of the Company's subsidiaries or affiliates.

      "Confidential Information" does not include any information that is:
(i) at the time of disclosure, available from public sources or is in the public domain, through no fault of your own; (ii) received by you from third parties without breach of a non-disclosure obligation to the Company or its affiliates; (iii) shown to have been developed independently by you prior to your employment with the Company; (iv) readily discoverable from publicly available products or literature; (v) approved for your disclosure (other than to a party bound by non-disclosure obligations) by prior written permission of the Chief Executive Officer of the Company; or (vi) required by a judicial tribunal or similar governmental body to be disclosed under law (provided that you have first promptly notified the Company of such disclosure requirement and have cooperated fully with the Company in exhausting all appeals objecting to such requirement).

      You recognize that any violation of your obligations described in this section of this Agreement may result, in the Company's or IAC's sole discretion, as the case may be, and to the maximum extent permitted by law, in forfeiture by you of any or all payments and other benefits under this Agreement. You also agree that, in addition to and without limiting the availability of any other legal or equitable remedies such entity may have against you, the Company and IAC shall be entitled to an injunction restraining you from further violation of this section.

      12. In accordance with normal ethical and professional standards, prior to and following the Termination Date, you agree to refrain from taking actions or making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Company, IAC, and their respective affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents and former and current employees and directors or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company or IAC. You further agree not to make any negative statements to third parties relating to your employment or any aspect of the business of the Company, IAC, and their affiliates and not to make any statements to third parties about the circumstances of the termination of your employment, or the Company, IAC, and their respective affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents and former and current employees


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

and directors and employees, except as may be required by a court or governmental body. You may however discuss the circumstances of the termination of your employment with the Company with your attorneys, tax advisors, outplacement counselor and immediate family. The Company will take reasonable steps to advise actively employed executive officers of the Company and its subsidiaries, and members of their boards of directors not to denigrate, disparage or defame your reputation.

      13. On or before the Termination Date, you agree to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting confidential information, and you will return to the Company any other property, including but not limited to a laptop computer, belonging to the Company or IAC, no later than August 12, 2005.

      14. You agree to make yourself reasonably available to the Company and IAC to respond to requests by such respective entities for documents and information concerning matters involving facts or events relating to the Company, IAC or any affiliate or subsidiary thereof that may be within your knowledge, and further agree to provide truthful information to the Company, IAC, an affiliate or subsidiary thereof or any of their representatives as reasonably requested with respect to pending and future litigations, arbitrations, other dispute resolutions, investigations or requests for information. You also agree to make yourself reasonably available to assist the Company, IAC, and their respective affiliates in connection with any administrative, civil or criminal matter or proceeding brought by or brought against any of them, in which and to the extent the Company, IAC, an affiliate of subsidiary thereof or any of their representatives reasonably deem your cooperation necessary. You shall be reimbursed for your reasonable out-of-pocket expenses incurred as a result of such cooperation.

      15. You hereby represent that you have not filed or commenced any proceeding against the Releasees, and hereby covenant and agree not to file or commence any proceeding against the Releasees with respect to your employment with the Company or the termination thereof, or otherwise, arising on or prior to the date of execution of this Agreement. You also agree that if you breach these representations or covenants, then you authorize the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that you have completely released and waived such proceeding.

      16. This Agreement and all matters or issues related hereto shall be governed by the laws of the State of Washington applicable to contracts entered into


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

and performed therein. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Each of the Company and IAC hereby consents to, and you hereby submit your person to, the jurisdiction of all state courts of the State of Washington sitting in King County, and the United States District Court for the Western District of Washington, for the purposes of the enforcement of this Agreement. All disputes under this Agreement will be determined in the Federal or State courts within the state of Washington; sitting in King County.

      17.   (a)   This Agreement is personal in its nature and the parties
shall not, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; PROVIDED, HOWEVER, the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets.

            (b)   This Agreement, and the stock plan agreements referenced in
Section 3, contain the entire understanding of the parties hereto relating to the subject matter herein contained and supersede all prior agreements or understandings between the parties hereto with respect thereto. This Agreement can be changed only by a writing signed by all parties hereto. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

      18. All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to you, to the following:



            [HOME ADDRESS OMITTED]

            and if to the Company or Expedia Holdings, to:

            Expedia, Inc.
            3150 139th Ave SE
            Bellevue, Washington 98005
            Attention:  General Counsel

            And if to IAC:


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


            152 West 57th Street, 42nd Floor

            New York, NY 10019

            Attention: General Counsel

or such other address as you or the Company may have furnished to the other parties in writing. Each notice delivered in person or by overnight courier shall be deemed given when delivered or when delivery is attempted and refused.

      19. In case any provision or provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that, upon a finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, you shall be required to repay to the Company the payments set forth herein.

      20. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

      21. You acknowledge and agree that, in deciding to execute this Agreement, you have relied entirely upon your own judgment, that you have read this Agreement and have had adequate time to consider its terms and effects and to ask any questions that you may have of anyone, and that you have executed this Agreement voluntarily and with full understanding of its terms and its effects on you, and that no fact, evidence, event or transaction currently unknown to you but which may later become known to you will affect in any way or manner the final and unconditional nature of this Agreement. You further acknowledge that (a) you were advised to consult with an attorney before you executed this Agreement; (b) you were afforded sufficient opportunity to and did consult with an attorney; (c) you had 21 days from your receipt of this Agreement to consider this Agreement before executing and delivering this Agreement; and (d) you may revoke this Agreement by delivering written notice to the Company and IAC within a period of seven days following the day on which you execute this Agreement (the "REVOCATION PERIOD"), and this Agreement shall not become effective or enforceable until after the Revocation Period has expired. For this revocation to be effective, written notice from you must be received by IAC and the Company at the address set forth and as provided in paragraph 10 no later than the close of business on the seventh calendar day after you sign this Agreement. If you


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

revoke this Agreement, you will not receive any of the payments or benefits described in this Agreement.

      BY SIGNING THIS AGREEMENT, YOU STATE THAT:

      (a) YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

      (b) YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;

      (c)   YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;

      (d) YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT;

      (e)   YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND

      (f) THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS.








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




      If the foregoing correctly sets forth our understanding, please sign one copy of this Agreement and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

Sincerely,
EXPEDIA, INC.
A WASHINGTON CORPORATION

By:  /S/ KATHY K. DELLPLAIN
    -----------------------
Name:    Kathy K. Dellplain
Title:   Executive Vice President, Human Resources
Dated:   August 12, 2005


      I, Chris Bellairs, acknowledge that I have been given at least twenty-one (21) days from the date of this Agreement to consider the terms contained herein and that I have seven (7) days after signing this Agreement in which to rescind my acceptance hereof. I also acknowledge that I have been advised to consult with a lawyer prior to signing this Agreement. I knowingly and voluntarily agree to and accept the terms outlined in this Agreement without reservation and fully understand all of its terms.

ACCEPTED AND AGREED:

   /S/ CHRIS BELLAIRS
-------------------------------------
      CHRIS BELLAIRS


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